Exhibit 99.3

GCI LIBERTY, INC.

FORM OF NOTICE TO CLIENTS OF RIGHTS HOLDERS WHO ARE ACTING AS NOMINEES

Up to [•] Shares of Series C GCI Group Common Stock Issuable Upon Exercise of Transferable Rights*

Enclosed for your consideration is a prospectus, dated November 26, 2025 (the “Prospectus”), relating to the offering (the “Rights Offering”) by GCI Liberty, Inc. (the “Company”) of transferable rights to subscribe for shares of the Company’s Series C GCI Group common stock, par value $0.01 per share (“Series C GCI Group Common Stock”), by holders of record of the Company’s Series A GCI Group common stock, par value $0.01 per share (“Series A GCI Group Common Stock”), Series B GCI Group common stock, par value $0.01 per share (“Series B GCI Group Common Stock”), and Series C GCI Group Common Stock (collectively, the “Record Date Stockholders”) as of 5:00 p.m., New York City time, on November 24, 2025 (the “Record Date”).

Pursuant to the Rights Offering, the Company has issued rights (the “Series C GCI Group Rights”) to subscribe for up to [•] shares of the Series C GCI Group Common Stock, on the terms and subject to the conditions described in the Prospectus (plus additional shares of Series C GCI Group Common Stock which may be issued as a result of rounding fractional Series C GCI Group Rights up to the nearest whole right as described in the Prospectus). The Series C GCI Group Rights may be exercised by the holders thereof (the “Rights Holders”) at any time during the subscription period, which commences on November 26, 2025. The Rights Offering will expire at 5:00 p.m., New York City time, on December 17, 2025, unless extended by the Company in its sole discretion (as it may be extended, the “Expiration Time”). The Series C GCI Group Rights are transferable and will be listed for trading on The Nasdaq Global Select Market under the symbol “GLIBR” until the Expiration Time.

As described in the Prospectus, Record Date Stockholders received [•] of a Series C GCI Group Right for each share of Series A GCI Group Common Stock, Series B GCI Group Common Stock or Series C GCI Group Common Stock held by such holder on the Record Date. The total number of Series C GCI Group Rights to be issued to each Record Date Stockholder was rounded up to the nearest whole number and the subscription agent instructed, or instructed DTC to instruct, all brokers, dealers, trustees and depositaries for securities or any other agents who hold shares of GLIBA, GLIBB and/or GLIBK for the account of others to effect such rounding with respect to each beneficial stockholder. Each whole Series C GCI Group Right entitles the holder (the “Rights Holder”) to purchase one share of Series C GCI Group Common Stock, which is referred to as the “Basic Subscription.” The subscription price per share of $[•] (the “Subscription Price”) is equal to an approximate 20% discount to the volume weighted average trading price of the Series C GCI Group Common Stock over the ten trading day period beginning on [•], 2025 and ending on (and including) [•], 2025.

If any shares of Series C GCI Group Common Stock available for purchase in the Rights Offering are not subscribed for by Rights Holders pursuant to the Basic Subscription (the “Remaining Shares”), a Rights Holder that has exercised fully its Series C GCI Group Rights pursuant to the Basic Subscription may subscribe for any Remaining Shares that are not otherwise subscribed for by Rights Holders, on the terms and subject to the conditions set forth in the Prospectus, including as to proration.

The Series C GCI Group Rights will be evidenced by subscription certificates.

Enclosed are copies of the following documents:

1.Prospectus, dated November 26, 2025; and

2.Beneficial Owner Election Form.

*  Plus additional shares of Series C GCI Group Common Stock which may be issued as a result of rounding fractional Series C GCI Group Rights up to the nearest whole right as described in the Prospectus.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF SERIES C GCI GROUP RIGHTS CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF SERIES C GCI GROUP RIGHTS MAY ONLY BE MADE BY US AS THE RECORD OWNER AND PURSUANT TO YOUR INSTRUCTIONS.

Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Series C GCI Group Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the enclosed Prospectus. However, we urge you to read the Prospectus carefully before instructing us to exercise any Series C GCI Group Rights.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise the Series C GCI Group Rights on your behalf in accordance with the provisions of the Rights Offering. The Rights Offering will expire at the Expiration Time. You will have no right to rescind your subscription after receipt of your payment of the Subscription Price or Notice of Guaranteed Delivery, except as described in the Prospectus. Series C GCI Group Rights not exercised at or prior to the Expiration Time will expire.

If you wish to have us, on your behalf, exercise your Series C GCI Group Rights for any shares of Series C GCI Group Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the Beneficial Owner Election Form included with this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO D.F. KING & CO., INC., THE INFORMATION AGENT, TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: 1-888-280-6942.